Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-146446, 333-145755, 333-95285, 333-81604, 333-62158 and 333-88346) of NYFIX, Inc. of our report, dated March 16, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

Friedman LLP
East Hanover, New Jersey
March 16, 2009